Exhibit 99.1

                 MB Financial, Inc.
                 800 West Madison Street
                 Chicago, Illinois 60607
                 (888) 422-6562
                 NASDAQ:  MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Jill York - Vice President and Chief Financial Officer
E-Mail:  jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB FINANCIAL, INC.  REPAYS ALL TARP FUNDS

CHICAGO, March 14, 2012 – MB Financial, Inc. (NASDAQ: MBFI), the holding company for MB Financial Bank, N.A. (“MB” or the “Company”), announced  today that it repurchased all $196 million of preferred stock which it issued in 2008 to the U.S. Department of Treasury (“Treasury”) as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program.  The repurchase will result in a one-time, non-cash after-tax charge of approximately $1.2 million or $0.02 per common share in the first quarter of 2012, related to unaccreted discount recorded at the date of issuance.

The repurchase was made with cash on hand as of the repurchase date.  The Company recently entered into a $35 million line of credit agreement with a correspondent bank to supplement holding company cash.

“We are very pleased to make this announcement.  Being patient has resulted in the ‘shareholder friendly’ TARP repurchase that we desired, without the need to raise capital or long-term debt,” stated Mitch Feiger, President and CEO.    “Post repurchase, we continue to maintain robust capital levels, well in excess of the highest regulatory guidelines.”

The Company expects to enter into negotiations to repurchase the warrant held by Treasury to purchase 506,024 shares of MB stock.  Since its investment in December 2008, Treasury has received $32.1 million in preferred stock dividends from the Company, and will receive additional value from the sale of the warrant.

MB Financial, Inc., a Chicago-based financial holding company, is the parent company of MB Financial Bank, N.A. MB Financial Bank is a locally-operated financial institution that has been delivering competitive personalized service for 100 years to businesses and individuals who live and work in the Chicago metropolitan area.  MB Financial Bank has approximately 90 locations throughout the Chicagoland area. More information about the company can be found at www.mbfinancial.com.

FORWARD-LOOKING STATEMENTS

When used in this press release and in filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "should," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward looking statements, which speak only as of the date made.  These statements may relate to our future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items.  By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.